Exhibit (d)(6)

REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is made and entered into as of June 18, 2007 by and among (i) SUNSTONE HOTEL INVESTORS, INC., a Maryland corporation (the “Company”), (ii) SUNSTONE HOTEL PARTNERSHIP, LLC, a Delaware limited liability company (the “Operating Partnership”), and (iii) BEAR, STEARNS & CO. INC., CITIGROUP GLOBAL MARKETS INC. and WACHOVIA CAPITAL MARKETS, LLC, as the initial purchasers (collectively, the “Initial Purchasers”) named in Schedule A to the Purchase Agreement (as defined below).

THE PARTIES TO THIS AGREEMENT enter into this Agreement on the basis of the following facts, intentions and understandings:

A. This Agreement is made pursuant to the Purchase Agreement dated June 12, 2007 (the “Purchase Agreement”) by and among the Company, the Operating Partnership, the Subsidiary Guarantors (as defined therein) and the Initial Purchasers, which provides for, among other things, the issuance and sale by the Operating Partnership, and the purchase by the Initial Purchasers, of $220,000,000 aggregate principal amount of 4.60% Exchangeable Senior Notes due 2027 (the “Notes”) (or $250,000,000 aggregate principal amount of the Notes if the Initial Purchasers’ option to purchase Optional Notes (as defined in the Purchase Agreement) is exercised in full).

B. The Notes will, when issued, be exchangeable at the option of the Holders (as defined below) of such Notes, subject to certain conditions in the Indenture (as defined below) and in the Notes, for cash, Common Shares (as defined below) or a combination of cash and Common Shares, at the option of the Operating Partnership.

C. The Company and each of the Subsidiary Guarantors have fully and unconditionally guaranteed the payment of principal and interest on the Notes and the guarantees of the Company and its Subsidiary Guarantors are referred to herein as the “Guarantees.”

D. In order to induce the Initial Purchasers to enter into the Purchase Agreement, the Company and the Operating Partnership have agreed to provide to the Initial Purchasers and their respective direct and indirect transferees the registration rights with respect to the Common Shares issuable upon exchange of the Notes as set forth in this Agreement.

NOW, THEREFORE, in consideration of the covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Definitions. Capitalized terms used herein without definition shall have the respective meanings ascribed to them in the Purchase Agreement. As used in this Agreement, the following capitalized defined terms shall have the following meanings:

“Additional Interest” has the meaning set forth in Section 2(f) hereof.

“Advice” has the meaning set forth in the last paragraph of Section 3 hereof.

“Affiliate” has the same meaning as given to that term in Rule 405 under the Securities Act or any successor rule thereunder.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Automatic Shelf Registration Statement” means a registration statement filed by a Well-Known Seasoned Issuer, which shall become effective upon filing thereof pursuant to General Instruction I.D of Form S-3.

“Business Day” means any day other than a Saturday, a Sunday, or a day on which banking institutions in New York City are authorized or required by law or executive order to close.

“Common Shares” means shares of common stock of the Company, par value $0.01 per share.

“Company” has the meaning set forth in the preamble to this Agreement and also includes the Company’s successors and permitted assigns.

“Designated Registration Statement” has the meaning set forth in Section 2(a)(i) hereof.

“Effective Date” means the date the initial Shelf Registration Statement becomes effective or, in the case of the designation by the Company of a Designated Registration Statement as the Shelf Registration Statement, the date a Prospectus is first made available thereunder for use by the Holders.

“Effectiveness Deadline” means (i) by the 210th day following the Issue Date, (ii) for purposes of the filing of any post-effective or additional Shelf Registration Statement pursuant to Section 2(a)(iii) hereof, the 30th day after the obligation to make such filing arises, (iii) for purposes of the filing of any Shelf Registration Statement pursuant to Section 2(a)(iii) hereof, the 60th day after the obligation to make such filing arises, and (iv) for purposes of any filing made pursuant to Section 2(a)(iv) hereof, the 10th Business Day after the obligation to make such filing arises.

“Effectiveness Period” has the meaning set forth in Section 2(a)(iv) hereof.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

“Filing Deadline” means (i) for purposes of Section 2(a)(i) hereof, the 120th day following the Issue Date, (ii) for purposes of Section 2(a)(iii) hereof, the 15th Business Day after the date of receipt from a Holder by the Company of the Questionnaire and any other information required to be delivered (provided, that (x) if a Suspension Period is then in effect or initiated prior to the filing with the SEC of any post-effective or additional Shelf Registration Statement, such Filing Deadline shall be the 15th Business Day following the end of such Suspension Period; and (y) if, pursuant to Section 2(a)(iii) hereof, the Company is required to file an additional Shelf Registration Statement, the Filing Deadline shall be the 90th day after the obligation to make such filing arises), and (iii) for purposes of Section 2(a)(iv) hereof, the 10th

Business Day after the cessation of effectiveness of any Shelf Registration Statement (or, if a Suspension Period is then in effect or initiated within ten Business Days following the date of receipt of such information, the 10th Business Day following the end of such Suspension Period).

“Guarantees” has the meaning set forth in the recitals to this Agreement.

“Holder” means each Initial Purchaser, for so long as such Initial Purchaser owns any Registrable Securities, and each of such Initial Purchaser’s respective successors, assigns and direct and indirect transferees who become registered owners of Registrable Securities.

“Indenture” means the Indenture dated as of June 18, 2007, as supplemented by the First Supplemental Indenture dated June 18, 2007, by and among the Company, the Operating Partnership, the Subsidiary Guarantors and the Trustee, pursuant to which the Notes and the Guarantees have been issued, as the same may be amended, supplemented, waived or otherwise modified from time to time in accordance with the terms thereof.

“Initial Purchasers” has the meaning set forth in the preamble to this Agreement.

“Issue Date” means June 18, 2007, being the date of original issuance of the Notes.

“Majority Holders” means the Holders collectively holding a majority of the number of outstanding Common Shares issued upon exchange of the Notes and which constitute Registrable Securities as of the relevant date.

“NASD” means the National Association of Securities Dealers.

“Notes” has the meaning set forth in the recitals to this Agreement.

“Offering Memorandum” means the Offering Memorandum of the Operating Partnership, dated June 12, 2007, relating to the issuance and sale of the Notes.

“Operating Partnership” has the meaning set forth in the preamble to this Agreement and also includes the Operating Partnership’s successors and permitted assigns.

“Person” means an individual, partnership, corporation, trust, unincorporated organization, limited liability corporation or other form of legal entity, or a government or agency or political subdivision thereof.

“Prospectus” means the prospectus included in a Shelf Registration Statement, including any preliminary prospectus, any issuer “free writing prospectus,” as such term is defined in Rule 433 under the Securities Act, and any such prospectus as amended or supplemented by any prospectus supplement (including all documents by reference therein), provided, that, in each case, such prospectus, issuer “free writing prospectus” or prospectus supplement must relate to the offering of Registrable Securities covered by such Shelf Registration Statement to be deemed a Prospectus for the purpose of this Agreement.

“Purchase Agreement” has the meaning set forth in the recitals to this Agreement.

“Questionnaire” has the meaning set forth in Section 2(a)(ii) hereof.

“Registrable Securities” means the Common Shares issued or issuable upon exchange of the Notes in accordance with the terms and conditions of such Notes; provided, however, that such Common Shares shall cease to be Registrable Securities upon the earlier of (1) the date on which such Common Shares have been disposed of pursuant to either a Shelf Registration Statement or a Designated Registration Statement, (2) the date on which such Common Shares are eligible to be sold by a Holder pursuant to Rule 144(k) under the Securities Act or any similar rule or regulation then in effect or (3) the date on which such Common Shares cease to be outstanding.

“Registration Default” has the meaning set forth in Section 2(e) hereof.

“Registration Expenses” means any and all expenses incident to performance of or compliance by the Company and the Operating Partnership with this Agreement, including without limitation: (i) all SEC or NASD registration and filing fees, not including the fees and expenses of any “qualified independent underwriter” (and its counsel), (ii) all fees and expenses incurred in connection with compliance with state securities or blue sky laws (not including fees and disbursements of counsel for underwriters or Holders in connection with blue sky qualification of any of the Registrable Securities) and compliance with the rules of the NASD, (iii) all expenses of any Persons in preparing or assisting in preparing, word processing, printing and distributing any Shelf Registration Statement, any Prospectus and any amendments or supplements thereto, and in preparing or assisting in preparing, printing and distributing any underwriting agreements, securities sales agreements and other documents relating to the performance of and compliance with this Agreement, (iv) all rating agency fees, (v) the fees and disbursements of counsel for the Company and the Operating Partnership and of the independent certified public accountants of the Company and the Operating Partnership, including the expenses of any “comfort letters” required by or incident to the performance of and compliance with this Agreement, and (vi) the reasonable fees and expenses of any special experts retained by the Company and the Operating Partnership in connection with the Shelf Registration Statement.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended from time to time.

“Shelf Registration Statement” means a “shelf” registration statement on Form S-3 (or any successor form) of the Company on which the Registrable Securities will be registered in the manner prescribed by this Agreement or, if the Company is not then eligible to use such form, on another form of registration statement on which the Registrable Securities will be registered in the manner prescribed by this Agreement, and any and all amendments and supplements to such registration statement, including post-effective amendments, in each case including the Prospectus contained therein, all exhibits thereto and all documents incorporated by reference therein. For the purposes of this Agreement, an Automatic Shelf Registration Statement or a Designated Registration Statement, in either case, on which the Registrable Securities will be registered in the manner prescribed by this Agreement, and any and all amendments and supplements to such registration statement, including post-effective amendments, in each case including the Prospectus contained therein, all exhibits thereto and all documents incorporated by reference therein shall be deemed to be a Shelf Registration Statement (unless the context otherwise requires).

“Suspension Period” has the meaning set forth in Section 2(a)(iv).

“Trustee” means the trustee with respect to the Notes under the Indenture.

“Well-Known Seasoned Issuer” or “WKSI” has the meaning set forth in Rule 405 under the Securities Act and any successor rule thereunder.

2. Registration Under the Securities Act.

(a) Shelf Registration.

(i) The Company shall file or cause to be filed with the SEC a Shelf Registration Statement (which may be, if the Company is then a WKSI, an Automatic Shelf Registration Statement) or, in lieu of such filing, designate a Shelf Registration Statement filed by the Company with the SEC prior to the date hereof (a “Designated Registration Statement”), in either case, providing for the registration of, and the sale on a continuous or delayed basis by the Holders of, all of the Registrable Securities. If (x) the Company files a Shelf Registration Statement pursuant to the immediately preceding sentence, the Company shall make such filing (or will cause such filing to be made) with the SEC, or (y) the Company designates pursuant to the immediately preceding sentence a Designated Registration Statement, then such filing or designation shall be made by the Company as promptly as reasonably practicable but in any event on or prior to the Filing Deadline. If the Shelf Registration Statement is not an Automatic Shelf Registration Statement or a Designated Registration Statement, the Company shall use its reasonable best efforts to have such Shelf Registration Statement declared effective by the SEC as promptly as reasonably practicable after filing thereof, but in any event on or prior to the Effectiveness Deadline. If the Shelf Registration Statement is an Automatic Shelf Registration Statement or a Designated Registration Statement, the Company shall use its reasonable best efforts to prepare and file a supplement to the Prospectus to cover resales of the Registrable Securities by the Holders as promptly as reasonably practicable, but in any event on or prior to the Effectiveness Deadline.

(ii) Notwithstanding any other provision hereof, no Holder of Registrable Securities shall be entitled to include any of its Registrable Securities in any Shelf Registration Statement pursuant to this Agreement unless and until such Holder agrees in writing to be bound by all of the provisions of this Agreement applicable to such Holder and the Holder furnishes to the Company a fully completed notice and questionnaire in the form attached as Annex A to the Offering Memorandum (the “Questionnaire”) and such other information in writing as the Company may reasonably request for use in connection with the Shelf Registration Statement or Prospectus included therein and in any application to be filed with or under state securities laws. Subject to Rule 134 under the Securities Act, the Company shall issue a press release through a reputable national newswire service (and post it on its website or disseminate it through other appropriate public medium) regarding its filing of (or intention to use a Designated Registration Statement as) the Shelf Registration Statement and of the anticipated Effective Date thereof (or, in the case of a Designated Registration Statement, the anticipated date of filing the

Prospectus). In order to be named as a selling security holder in the Prospectus at the time it is first made available for use by the Holders in the manner contemplated by, and subject to the limitations in, this Agreement, each Holder must furnish the completed Questionnaire and such other information that the Company may reasonably request, if any, to the Company in writing no later than the 10th Business Day prior to the anticipated Effective Date or filing date, as the case may be, as announced in the press release. Each Holder agrees to furnish to the Company from time to time all information with respect to such Holder necessary to make the information previously furnished to the Company by such Holder for use in such Shelf Registration Statement and the Prospectus not materially misleading.

(iii) From and after the Effective Date, upon receipt from a Holder of a completed Questionnaire and such other information that the Company may reasonably request, if any, the Company will use its reasonable best efforts to file as promptly as reasonably practicable but in any event on or prior to the Filing Deadline either (x) if then permitted by the Securities Act or the rules and regulations thereunder (or then-current SEC interpretations thereof), a supplement to the Prospectus naming such Holder as a selling security holder and containing such other information as necessary to permit such Holder to deliver the Prospectus to purchasers of the Holder’s Common Shares, or (y) if it is not then permitted under the Securities Act or the rules and regulations thereunder (or then-current SEC interpretations thereof) to name such Holder as a selling security holder in a supplement to the Prospectus, a post-effective amendment to the Shelf Registration Statement or an additional Shelf Registration Statement as necessary for such Holder to be named as a selling security holder in the Prospectus contained therein to permit such Holder to deliver the Prospectus that is part of such post-effective or additional Shelf Registration Statement to purchasers of the Holder’s Registrable Securities (provided, that the Company shall not be required to file more than two supplements, two such post-effective amendments or one such new registration statement in any 90-day period in accordance with this Section 2(a)(iii) and subject, in the case of either clause (x) or (y), to the Company’s right to suspend use of the Shelf Registration Statement or to delay the filing of a post-effective or additional Shelf Registration Statement as described in Section 2(a)(iv) hereof). If a post-effective amendment or additional Shelf Registration Statement is required to be filed, the Company shall use its reasonable best efforts to have such post-effective amendment or additional Shelf Registration Statement declared effective by the SEC as promptly as practicable after filing thereof, but in any event on or prior to the Effectiveness Deadline.

(iv) The Company shall use its reasonable best efforts to keep the Shelf Registration Statement effective at all times following the applicable Effective Date, supplemented and amended as required by the Securities Act, in order to permit the Prospectus forming part thereof to be available for use by the Holders pursuant to the terms and conditions (including the obligation of Holders to provide certain information to the Company for use in the Prospectus) of this Agreement for a period (the “Effectiveness Period”) from the date of the applicable Effective Date until the date on which all of the Registrable Securities cease to be such. The Company shall be deemed to have used its reasonable best efforts to keep the Shelf Registration Statement effective during the Effectiveness Period notwithstanding any action taken by the Company (x) that is required by applicable law or otherwise undertaken by the Company in good faith and for valid business reasons, including the acquisition or divestiture of assets, or (y) pursuant to Section 3(e) hereof. Except in the case of a suspension of the availability of the Shelf Registration Statement and the related Prospectus solely as the result of the filing of a post-effective amendment or supplement to add additional selling security Holders therein, the period during which the availability of the Shelf Registration Statement and any Prospectus is suspended (the “Suspension Period”) shall not exceed an aggregate of 45 days in any three-month period and not exceed an aggregate of 90 days in any 12-month period.

(v) If the Shelf Registration Statement is not an Automatic Shelf Registration Statement or a Designated Registration Statement, the Company shall not permit any securities other than (x) the Company’s issued and outstanding securities currently possessing “piggy-back” registration rights and (y) the Registrable Securities to be included in the Shelf Registration Statement. The Company will provide to each Holder named therein a number of copies of the Prospectus which is a part of the Shelf Registration Statement as such Holder may reasonably request, notify each such Holder of the Effective Date. Subject to (A) any limitations on the Company’s obligations under this Agreement, (B) the exercise by the Company of any of its rights in this Agreement, (C) applicable law and (D) the performance by the Holders of the obligations of the Holders, and compliance by the Holders with the terms and conditions, in this Agreement, (q) the Company will take such other actions as are reasonably required to permit resales of the Registrable Securities by such Holders, and (r) the Company agrees to supplement or amend the Shelf Registration Statement or supplement the Prospectus if and as required by the Securities Act or by any rules and regulations promulgated thereunder that are applicable to the Shelf Registration Statement, and the Company agrees to furnish to the Holders of Registrable Securities copies of any such supplement or amendment as promptly as reasonably practicable after such supplement or amendment is filed with the SEC.

(b) Listing. The Company shall use its reasonable best efforts to maintain the approval of the Common Shares for listing on the New York Stock Exchange or such other exchange on which Common Shares may then be traded, during the Effectiveness Period.

(c) Expenses. The Company and the Operating Partnership shall pay all Registration Expenses in connection with any Shelf Registration Statement filed pursuant to Section 2(a) hereof. Each Holder shall pay all expenses of its counsel, underwriting discounts and commissions and transfer taxes, if any, relating to the sale or disposition of such Holder’s Registrable Securities pursuant to the Shelf Registration Statement.

(d) Effective Shelf Registration Statement. If, after the Effective Date, the resale of Registrable Securities pursuant to a Shelf Registration Statement is delayed or prevented by any stop order, injunction or other order or requirement of the SEC or any other governmental agency or court, such Shelf Registration Statement will be deemed not to have been effective during the period of such delay or prevention, until the resale of Registrable Securities pursuant to such Shelf Registration Statement or another Shelf Registration Statement may legally resume.

(e) Registration Defaults. Each of the following events shall constitute a registration default (a “Registration Default”):

(i) if the Shelf Registration Statement (which may be, if the Company is then a WKSI, an Automatic Shelf Registration Statement) is not filed with the SEC,

or if an existing Shelf Registration Statement is not designated by the Company for the purpose of registering the resale by the Holders of the Registrable Securities, by the 120th day following the Issue Date;

(ii) if the Shelf Registration Statement is not declared effective by the SEC (or has not become effective in the case of an Automatic Shelf Registration Statement) by the 210th day following the Issue Date;

(iii) if a Holder supplies the Questionnaire after the Effective Date or the date after which the Company first makes available an effective Shelf Registration Statement for use by selling security holders, and by the applicable deadline set forth in this Agreement the Company fails to supplement or amend the Shelf Registration Statement, or file a new Shelf Registration Statement or amend the Prospectus, if permitted by applicable law, in order to add such Holder as a selling security holder;

(iv) if the Shelf Registration Statement has been declared or becomes effective but ceases to be effective (without being succeeded immediately by an additional Shelf Registration Statement that is filed and immediately becomes effective) or usable for the resale by the Holders of the Registrable Securities, other than in connection with (x) a Suspension Period or (y) as a result of a requirement to file a post-effective amendment to the Shelf Registration Statement or supplement or amendment to the Prospectus to make changes to the information regarding selling security holders or the plan of distribution provided for therein, at any time during the Effectiveness Period and the Company does not cure the lapse of effectiveness or usability within ten Business Days (or, if a Suspension Period is then in effect, within ten Business Days following the expiration of such Suspension Period) by a post-effective amendment to the Shelf Registration Statement, a supplement or amendment to the Prospectus or a report filed pursuant to the Exchange Act; provided, however, that such ten Business Day period shall (x) not commence if as of the first Business Day of such period, or (y) be tolled if at any time during such period, and for so long as, a Holder has not delivered to the Company a Questionnaire or any other information reasonably requested by the Company; or

(v) if the Company through its omission fails to name as a selling security holder any Holder that had complied timely with its obligations hereunder in a manner to entitle such Holder to be so named in (x) the Shelf Registration Statement at the time it first became effective or (y) any Prospectus (including any amendment or supplement thereto) at the later of time of filing thereof or the time the Shelf Registration Statement of which the Prospectus forms a part becomes effective.

(f) Additional Interest. If a Registration Default set forth under Section 2(e) occurs then additional interest (as described below in this Section 2(f), “Additional Interest”) will accrue on the principal amount of the Notes held by any Holder that is unable to resell the Notes held by it solely as a result of such Registration Default from, and including, the day following the Registration Default to, but excluding, the earlier of (i) the day on which the Registration Default has been cured or (ii) the day that is two years from the Issue Date. Additional Interest shall be paid semiannually in arrears, with the first semiannual payment due on the first interest payment date, as applicable, following the date on which such Additional Interest begins to accrue, and shall accrue at a rate per year equal to (x) an additional 0.25% of the principal amount to, and including, the 90th day following such Registration Default and (y) an additional 0.50% of the principal amount from and after the 91st day following such Registration Default; provided, however, that in no event shall Additional Interest accrue at a rate per year exceeding 0.50% of the principal amount of the Notes, and in no event will the Additional Interest for a Registration Default together with Additional Interest with respect to an event of default concerning the reporting obligations in the Indenture or the requirements of Section 314(a)(1) of the Trust Indenture Act of 1939 accrue at a rate exceeding 0.75%; and provided further that a Registration Default shall cease and Additional Interest on the principal amount of the Notes as a result thereof shall cease to accrue:

(1) upon the filing or designation of a Shelf Registration Statement (in the case of Section 2(e)(i) above);

(2) upon the Effective Date (in the case of Section 2(e)(ii) above);

(3) upon the filing of a supplement to the Prospectus, a post-effective amendment or an additional Shelf Registration Statement (in the case of Section 2(e)(iii) or Section 2(e)(iv)(x) above) or upon the Effective Date (in the case of Section 2(e)(iv)(y) above); or

(4) upon such time as the Shelf Registration Statement which had ceased to remain effective or usable for resales again becomes effective and usable for resales (in the case of Section 2(e)(v) above);

provided, however, that the Company and the Operating Partnership will remain liable for any previously accrued Additional Interest.

Any amounts of Additional Interest due pursuant to this Section 2(f) will be payable by the Operating Partnership semi-annually in arrears in cash on the next succeeding interest payment date to Holders entitled to receive such Additional Interest on the relevant record dates for the payment of interest.

Notwithstanding any provision in this Agreement, in no event shall Additional Interest accrue to Holders in respect to Common Shares issued upon exchange of the Notes. If any Note ceases to be outstanding during any period for which Additional Interest is accruing, the Operating Partnership will prorate the Additional Interest payable with respect to such Note. Additional Interest shall represent the sole entitlement of the Holders to money damages relating to the failure of the Company to file or otherwise designate a Shelf Registration Statement with the SEC on or prior to the Filing Deadline.

(g) Specific Enforcement. Without limiting the remedies available to the Holders, the Company acknowledges that any failure by it to comply with its obligations under Section 2(a) hereof may result in material irreparable injury to the Holders for which there is no adequate remedy at law, that it would not be possible to measure damages for such injuries precisely and that, in the event of any such failure, any Holder may obtain such relief as may be required to specifically enforce the Company’s obligations under Section 2(a) hereof.

3. Registration Procedures. In connection with the obligations of the Company with respect to the Shelf Registration Statement pursuant to Section 2(a) hereof and subject to Sections 5 and 6 hereof, the Company shall use its reasonable best efforts to:

(a) prepare and file with the SEC or designate a Shelf Registration Statement as prescribed by Section 2(a)(i) hereof within the relevant time period specified in Section 2(a)(i) hereof on the appropriate form under the Securities Act, which form shall (i) be selected by the Company, (ii) be available for the resale of the Registrable Securities by the selling Holders thereof, and (iii) comply as to form in all material respects with the requirements of the applicable form and include all exhibits required by the SEC to be filed therewith; the Company shall use its reasonable best efforts to cause such Shelf Registration Statement to become effective and remain effective and the Prospectus usable for resales in accordance with Section 2 hereof; provided, however, that, before filing any Shelf Registration Statement or Prospectus or any amendments or supplements thereto, upon request of the Holders, the Company shall furnish to and afford the Holders registering Registrable Securities on such Shelf Registration Statement, their one designated counsel and the managing underwriters, if any, a reasonable opportunity to review copies of all such documents proposed to be filed; and the Company shall use its reasonable best efforts to reflect in each such document, when so filed with the SEC, such comment as such Holders, designated counsel or managing underwriters propose;

(b) prepare and file with the SEC such amendments and post-effective amendments to the Shelf Registration Statement as may be necessary to keep such Shelf Registration Statement effective for the Effectiveness Period, and cause each Prospectus to be supplemented, if so determined by the Company or requested by the SEC, by any required prospectus supplement and as so supplemented to be filed pursuant to Rule 424 (or any similar provisions then in force) under the Securities Act, and comply with the provisions of the Securities Act, the Exchange Act and the rules and regulations promulgated thereunder applicable to it with respect to the resale of any Registrable Securities covered by a Shelf Registration Statement during the Effectiveness Period in accordance with the intended method or methods of distribution by the Holders of such Registrable Securities thereof described in this Agreement;

(c) (i) furnish to each Holder of Registrable Securities included in the Shelf Registration Statement, without charge, as many copies of each Prospectus, including each preliminary prospectus, and any amendment or supplement thereto, and such other documents as such Holder or underwriter may reasonably request, in order to facilitate the resale by the Holders of the Registrable Securities and (ii) consent to the use of the Prospectus or any amendment or supplement thereto by each of the selling Holders of Registrable Securities included in the Shelf Registration Statement in connection with the resale by the Holders of the Registrable Securities covered by the Prospectus;

(d) register or qualify the Registrable Securities under all applicable state securities or “blue sky” laws of such jurisdictions by the time the applicable Shelf Registration Statement has become effective under the Securities Act as any Holder of Registrable Securities covered by a Shelf Registration Statement shall reasonably request in writing in an adequate period of time prior to such date of effectiveness, and do any and all other acts and things which may be reasonably necessary or advisable to enable such Holder to consummate the disposition in each such jurisdiction of such Registrable Securities owned by such Holder; provided, however, that the Company shall not be required to (i) qualify as a foreign entity or as a dealer in securities in any jurisdiction where it would not otherwise be required to qualify but for this Section 3(d), (ii) file any general consent to service of process in any jurisdiction where it would not otherwise be subject to such service of process, (iii) subject itself to taxation in any such jurisdiction if it is not then so subject, or (iv) take any action to facilitate an underwritten disposition of Registrable Securities;

(e) as promptly as reasonably practicable, notify each Holder of Registrable Securities and their counsel that has provided in writing to the Company a telephone or facsimile number and address for notices pursuant to Section 7(d), and promptly confirm such notice in writing (i) when a Shelf Registration Statement has become effective and when any post-effective amendments thereto become effective, (ii) of any request by the SEC or any state securities authority for amendments and supplements to a Shelf Registration Statement or Prospectus or for additional information after the Shelf Registration Statement has become effective, (iii) of the issuance by the SEC or any state securities authority of any stop order suspending the effectiveness of a Shelf Registration Statement or the qualification of the Registrable Securities in any jurisdiction described in Section 3(d) hereof or the initiation of any proceedings for that purpose, (iv) of the happening of any event or the failure of any event to occur or the discovery of any facts, during the Effectiveness Period, (x) which makes any statement made in a Shelf Registration Statement untrue in any material respect or which causes such Shelf Registration Statement to omit to state a material fact which is required to be stated therein or which is necessary in order to make the statements therein not misleading, or (y) which makes any statement made in a related Prospectus untrue in any material respect or which causes such Prospectus to omit to state a material fact which is required to be stated therein or which is necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, and (v) of the reasonable determination of the Company that a post-effective amendment to the Shelf Registration Statement or a supplement or amendment to the Prospectus would be appropriate or is necessary;

(f) obtain the withdrawal of any order suspending the effectiveness of the Shelf Registration Statement as promptly as reasonably practicable;

(g) upon request, furnish to each Holder of Registrable Securities included within the coverage of a Shelf Registration Statement, without charge, at least one conformed copy of the relevant Shelf Registration Statement and any post-effective amendment thereto (without documents incorporated therein by reference or exhibits thereto, unless requested);

(h) cooperate with the selling Holders of Registrable Securities to facilitate the timely preparation and delivery of certificates representing Registrable Securities to be sold and not bearing any restrictive legends and registered in such names as the selling Holders may reasonably request at least two Business Days prior to the closing of any sale of Registrable Securities pursuant to the Shelf Registration Statement;

(i) as promptly as reasonably practicable after the occurrence of any event specified in Section 3(e)(ii), 3(e)(iii), 3(e)(iv) (subject to the Suspension Period set forth in Section 2(a)(iv)) or 3(e)(v) hereof, prepare a supplement or post-effective amendment to the Shelf Registration Statement or the related Prospectus or file any other required document so that, as thereafter delivered to the purchasers of the Registrable Securities, such Prospectus will not include any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and the Company shall notify each Holder to suspend use of the Prospectus as promptly as reasonably practicable after the occurrence of such an event, and each Holder hereby agrees to suspend use of the Prospectus until the Company has amended or supplemented the Prospectus to correct such misstatement or omission;

(j) subject to Section 5 hereof and only to the extent that Registrable Securities are to be sold in an underwritten offering pursuant to Section 5 hereof, (i) enter into underwriting or purchase agreements (containing customary terms and conditions for an underwritten offering of the type to be effected in relation to the Registrable Securities and representations and warranties customarily made by an issuer to underwriters in connection with such underwritten offering and providing customary indemnification by the Company of the underwriters) and other agreements ancillary thereto that are customary for such underwritten offering, and (ii) satisfy, or cause to be satisfied, the terms and conditions of such underwriting agreement for which the Company is responsible; provided, however, that in no event shall the Company be required to effect more than one such underwritten offering in any 12-month period and provided further that the Company shall not be required to effect an underwritten offering unless (x) requested by Holders of Registrable Securities which would represent (after giving effect to the issuance of the Common Shares issuable upon exchange of any Notes that have not been exchanged at the time of such request assuming that any such Notes were exchanged solely for Common Shares at the exchange rate in effect at the time of such request) at least 3% of the Common Shares outstanding at the time of such request in the aggregate and (y) such Holders indicate an intention to sell Registrable Securities representing (after giving effect to the issuance of the Common Shares issuable upon exchange of any Notes that have not been exchanged at the time of such request assuming that any such Notes were exchanged solely for Common Shares at the exchange rate in effect at the time of such request) not less than 2% of the Common Shares outstanding at the time of such request.

(k) make reasonably available for inspection by any underwriter participating in any underwritten offering of Registrable Securities to be effected in accordance with the terms and conditions of this Agreement, and any attorney, accountant or other agent retained by any such selling Holder or underwriter (collectively, the “Inspectors”), at the offices where normally kept, during the Company’s normal business hours, all financial and other records, pertinent organizational and operational documents and properties of the Company and its subsidiaries (collectively, the “Records”) as shall be reasonably necessary to enable them to conduct a reasonable investigation for due diligence purposes in connection with such underwritten offering, and cause the officers and employees of the Company and its subsidiaries to supply all relevant information in each case reasonably requested by any such Inspector in connection therewith; provided that (i) Records and information which the Company, in good faith, determines to be confidential and any Records and information which are subject to attorney-client privilege shall not be required to be disclosed to any Inspector except where the disclosure of such Records or information is necessary to avoid or correct a material misstatement or omission in the Shelf Registration Statement pursuant to which such underwritten offering is to be made, (ii) each Holder of Registrable Securities selling such securities in such underwritten offering will be required to agree in writing that Records and information obtained by it as a result of such inspections shall be deemed confidential and shall not be used by it as the basis for any market transactions in the securities of the Company unless and until such Records or information are made generally available to the public through no fault of an Inspector or a selling Holder; and (iii) each selling Holder of such Registrable Securities will be required to further agree in writing that it will, upon learning that disclosure of such Records or information is sought in a court of competent jurisdiction, or in connection with any action, suit or proceeding, give notice, to the extent permitted by applicable law, to the Company and allow the Company at its expense to undertake appropriate action to prevent disclosure of the Records and information;

(l) comply in all material respects with all applicable rules and regulations of the SEC so long as any provision of this Agreement shall be applicable and make generally available to its security holders earning statements satisfying the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any similar rule promulgated under the Securities Act) no later than 45 days after the end of any twelve-month period (or 90 days after the end of any twelve-month period if such period is a fiscal year) (i) commencing at the end of any fiscal quarter in which Registrable Securities are sold to underwriters in a firm commitment or best efforts underwritten offering and (ii) if not sold to underwriters in such an offering, commencing on the first day of the first fiscal quarter of the Company after the Effective Date, which statements shall cover said twelve-month periods, provided that the obligations under this Section 3(l) shall be satisfied by the timely filing of quarterly and annual reports on Forms 10-Q and 10-K under the Exchange Act; and

(m) take all other steps necessary to effect the registration of the Registrable Securities covered by a Shelf Registration Statement in the manner contemplated, and subject to the terms and conditions contained, herein.

The Company may require each Holder of Registrable Securities as to which any registration is being effected to furnish to it such information regarding such Holder as may be required by the staff of the SEC to be included in a Shelf Registration Statement; the Company may exclude from such registration the Registrable Securities of any Holder who fails to furnish such information within a reasonable time after receiving such request; and the Company shall have no obligation to register under the Securities Act the Registrable Securities of a Holder who so fails to furnish such information.

Each Holder agrees that, upon receipt of any notice from the Company of the occurrence of any event specified in Section 3(e)(ii), 3(e)(iii), 3(e)(iv) or 3(e)(v) hereof, or of the occurrence or existence of any pending corporate development, public filings with the SEC or any other material event that, in the reasonable judgment of the Company makes it appropriate to discontinue disposition of Registrable Securities, such Holder will forthwith discontinue disposition of Registrable Securities pursuant to a Shelf Registration Statement and the related Prospectus until such Holder’s receipt of the copies of the supplemented or amended Prospectus contemplated by Section 3(i) hereof or until it is advised in writing (the “Advice”) by the

Company that the use of the applicable Prospectus may be resumed, and, if so directed by the Company, such Holder will deliver to the Company (at such Holder’s expense) all copies in such Holder’s possession, other than permanent file copies then in such Holder’s possession, of the Prospectus covering such Registrable Securities current at the time of receipt of such notice. Each Holder agrees to hold any such notice contemplated by this paragraph in confidence. If the Company shall give any such notice to suspend the disposition of Registrable Securities pursuant to a Shelf Registration Statement, the Company shall use its reasonable best efforts to file and have declared effective (if an amendment) as promptly as reasonably practicable after the resolution of the related matters an amendment or supplement to the Shelf Registration Statement and related Prospectus.

4. Indemnification and Contribution.

(a) The Company and the Operating Partnership each hereby agrees, jointly and severally, to indemnify and hold harmless the Initial Purchasers and each Holder who participates in an offering of the Registrable Securities, each Person, if any, who controls any of such parties within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act and each of their respective directors, officers, employees and agents, as follows:

(i) against any and all loss, liability, claim, damage and expense whatsoever, as incurred, arising out of (x) any untrue statement or alleged untrue statement of a material fact contained in a Shelf Registration Statement (or any amendment thereto) or the omission or alleged omission from the Shelf Registration Statement (or any amendment thereto) of a material fact which is required to be stated therein or which is necessary in order to make the statements therein not misleading, or (y) any untrue statement or alleged untrue statement of a material fact contained in the Prospectus (or any amendment or supplement thereto) or the omission or alleged omission from the Prospectus (or any amendment or supplement thereto) of a material fact which is required to be stated therein or which is necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(ii) against any and all loss, liability, claim, damage and expense whatsoever, as incurred, to the extent of the aggregate amount paid in settlement of any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or of any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission, provided that (subject to Section 4(d) hereof) such settlement is effected with the prior written consent of the Company and the Operating Partnership; and

(iii) against any and all expenses whatsoever, as incurred (including the reasonable fees and disbursements of one counsel chosen by the Initial Purchasers or such Holder), reasonably incurred in investigating, preparing or defending against any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission, to the extent that any such expense is not paid under subparagraph (i) or (ii) of this Section 4(a); provided, however, that the foregoing clauses (i) and (ii) and this clause (iii) will not apply to any loss, liability, claim, damage or expense to the extent arising out of an untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with written information furnished in writing to the Company or the Operating Partnership by any Initial Purchaser through the Representative or such Holder or underwriter for use in the Shelf Registration Statement (or any amendment thereto) or any Prospectus (or any amendment or supplement thereto).

(b) Each Holder agrees, severally and not jointly, to indemnify and hold harmless the Company, its directors and officers (including each officer of the Company who signed the Shelf Registration Statement), the Operating Partnership and its members, the Initial Purchasers, and each Person, if any, who controls the Company or the Operating Partnership or any Initial Purchaser within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act against any and all loss, liability, claim, damage and expense whatsoever described in the indemnity contained in Section 4(a) hereof, as incurred, but only with respect to untrue statements or omissions, or alleged untrue statements or omissions, made in the Shelf Registration Statement (or any amendment thereto) or the Prospectus (or any amendment or supplement thereto) in reliance upon and in conformity with written information furnished to the Company or the Operating Partnership by such Holder expressly for use in such Shelf Registration Statement (or any amendment thereto) or such Prospectus (or any amendment or supplement thereto); provided, however, that no Holder shall be liable for any claims hereunder in excess of the amount of net proceeds received by such Holder from the sale of Registrable Securities.

(c) Each indemnified party shall give notice as promptly as reasonably practicable to each indemnifying party of any action commenced against it in respect of which indemnity may be sought hereunder, but failure to so notify an indemnifying party shall not relieve such indemnifying party from any liability which it may have under this Section 4 to the extent that it is not materially prejudiced by such failure as a result thereof, and in any event shall not relieve it from liability which it may have otherwise on account of this indemnity agreement. In the case of parties indemnified pursuant to Section 4(a) or (b) above, counsel to the indemnified parties shall be a law firm of national standing selected by such parties. An indemnifying party may participate at its own expense in the defense of such action; provided, however, that counsel to the indemnifying party shall not (except with the consent of the indemnified party, which shall not be unreasonably withheld) also be counsel to the indemnified party. In no event shall the indemnifying parties be liable for the fees and expenses of more than one counsel, separate from their own counsel, for all indemnified parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances. No indemnifying party shall, without the prior written consent of the indemnified parties (which consent shall not be unreasonably withheld), settle or compromise or consent to the entry of any judgment with respect to any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever in respect of which indemnification or contribution could be sought under this Section 4 (whether or not the indemnified parties are actual or potential parties thereto), unless such settlement, compromise or consent (i) includes an unconditional written release of each indemnified party from all liability arising out of such litigation, investigation, proceeding or claim and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any indemnified party.

(d) If at any time an indemnified party shall have validly requested an indemnifying party to reimburse the indemnified party for fees and expenses of counsel, such indemnifying party agrees that it shall be liable for any settlement of the nature contemplated by Section 4(a)(ii) effected without its written consent if (i) such settlement is entered into more than 45 days after receipt by such indemnifying party of the aforesaid request, (ii) such indemnifying party shall have received notice of the terms of such settlement at least 30 days prior to such settlement being entered into and failed to respond thereto and (iii) such indemnifying party shall not have reimbursed such indemnified party in accordance with such request prior to the date of such settlement.

(e) In order to provide for just and equitable contribution in circumstances in which the indemnity agreement set forth in this Section 4 is for any reason held to be unenforceable by an indemnified party although applicable in accordance with its terms, the Company and the Operating Partnership, on the one hand, and the Holders, on the other hand, shall contribute to the aggregate losses, liabilities, claims, damages and expenses of the nature contemplated by such indemnity agreement incurred by the Company, the Operating Partnership, the Holders, as incurred; provided, however, that no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person that was not guilty of such fraudulent misrepresentation. As between the Company and the Operating Partnership, on the one hand, and the Holders, on the other hand, such parties shall contribute to such aggregate losses, liabilities, claims, damages and expenses of the nature contemplated by such indemnity agreement in such proportion as shall be appropriate to reflect the relative fault of the Company and the Operating Partnership, on the one hand, and the Holders, on the other hand, with respect to the statements or omissions which resulted in such loss, liability, claim, damage or expense, or action in respect thereof, as well as any other relevant equitable considerations. The relative fault of the Company and the Operating Partnership, on the one hand, and of the Holders, on the other hand, shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or the Operating Partnership, on the one hand, or by or on behalf of the Holders, on the other hand, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Company, the Operating Partnership, the Holders of the Registrable Securities agree that it would not be just and equitable if contribution pursuant to this Section 4 were to be determined by pro rata allocation or by any other method of allocation that does not take into account the relevant equitable considerations. For purposes of this Section 4, each Affiliate of a Holder, and each director, officer and employee and Person, if any, who controls a Holder or such Affiliate within the meaning of Section 15 of the Securities Act shall have the same rights to contribution as such Holder, and each director and officer of the Company, each member of the Operating Partnership, each Affiliate of the Company and each Person, if any, who controls the Company or the Operating Partnership or such Affiliate within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act shall have the same rights to contribution as the Company and the Operating Partnership.

5. Underwritten Registration; Participation Therein. Notwithstanding any provision of this Agreement to the contrary, and subject to Section 2(a)(iii) and Section 3(j) and 3(k) hereof, in no event will the method of distribution of the Registrable Securities take the form of an underwritten offering without the prior written consent of the Company. No Holder may participate in an underwritten offering of Registrable Securities to which the Company has consented unless such Holder (a) agrees to sell such Holder’s Registrable Securities on the basis provided in an underwriting agreement entered into by such Holders and the Company in connection with such offering, and (b) completes and executes all reasonable questionnaires, powers of attorney, indemnities, underwriting agreements, lock-up letters and other documents reasonably required under the terms of such underwriting agreement.

6. Selection of Underwriters. The Holders of Registrable Securities covered by the Shelf Registration Statement who desire to do so may sell the Registrable Securities covered by such Shelf Registration Statement in an underwritten offering, subject to the provisions of Sections 3(k) and 5 hereof. In any such underwritten offering, the underwriter or underwriters and manager or managers that will administer the offering will be selected by the Majority Holders of the Registrable Securities included in such offering; provided, however, that such underwriters and managers must be reasonably satisfactory to the Company.

7. Miscellaneous.

(a) Rule 144 and Rule 144A. For so long as it is subject to the reporting requirements of Section 13 or 15 of the Exchange Act and any Common Shares constitute Registrable Securities, the Company will file the reports required to be filed by it under the Securities Act and Section 13(a) or 15(d) of the Exchange Act and the rules and regulations adopted by the SEC thereunder; provided, however, that if the Company ceases to be so required to file such reports, it will, upon the request of any Holder of Registrable Securities (a) make publicly available such information as is necessary to permit sales of Registrable Securities pursuant to Rule 144 under the Securities Act, (b) deliver such information to a prospective purchaser as is necessary to permit sales of Registrable Securities pursuant to Rule 144A under the Securities Act, and (c) take such further action that is reasonable in the circumstances, in each case, to the extent required from time to time to enable such Holder to sell its Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by (i) Rule 144 under the Securities Act, as such rule may be amended from time to time, (ii) Rule 144A under the Securities Act, as such rule may be amended from time to time, or (iii) any similar rules or regulations hereafter adopted by the SEC.

(b) No Inconsistent Agreements. Neither the Company nor the Operating Partnership has entered into, and nor will enter into, any agreement which is inconsistent with the rights granted to the Holders of Registrable Securities in this Agreement or otherwise conflicts with the provisions hereof.

(c) Amendments and Waivers. The provisions of this Agreement, may not be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may not be given, unless the Company and the Operating Partnership have obtained the written consent of Majority Holders affected by such amendment, modification, supplement, waiver or departure; provided that no amendment, modification or supplement or waiver or consent to the departure with respect to the provisions of Section 4 hereof shall be effective as against any Holder of Registrable Securities unless consented to in writing by such Holder of Registrable Securities. Notwithstanding the foregoing sentence, (i) this Agreement may be amended, without the consent of any Holder of Registrable Securities, by written agreement signed by the Company, the Operating Partnership and the Initial Purchasers, to cure any ambiguity, correct or supplement any provision of this Agreement that may be inconsistent with any other provision of this Agreement or to make any other provisions with respect to matters or questions arising under this Agreement which shall not be inconsistent with other provisions of this Agreement, (ii) this Agreement may be amended, modified or supplemented, and waivers and consents to departures from the provisions hereof may be given, by written agreement signed by the Company, the Operating Partnership and the Initial Purchasers to the extent that any such amendment, modification, supplement, waiver or consent is, in their reasonable judgment, necessary or appropriate to comply with applicable law (including any interpretation of the staff of the SEC) or any change therein and (iii) to the extent any provision of this Agreement relates to the Initial Purchasers, such provision may be amended, modified or supplemented, and waivers or consents to departures from such provisions may be given, by written agreement signed by the Initial Purchasers, the Company and the Operating Partnership.

(d) Notices. All notices and other communications provided for or permitted hereunder shall be made in writing by hand-delivery, registered first-class mail, telex, telecopier, or any courier guaranteeing overnight delivery (i) if to a Holder, at the most current address given by such Holder to the Company or by means of a notice given in accordance with the provisions of this Section 7(d), which address initially is, with respect to the Initial Purchasers, the respective addresses set forth in the Purchase Agreement; and (ii) if to the Company or the Operating Partnership, initially at the Company’s and the Operating Partnership’s respective addresses set forth in the Purchase Agreement and thereafter at such other address, notice of which is given in accordance with the provisions of this Section 7(d).

All such notices and communications shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; five Business Days after being deposited in the mail, postage prepaid, if mailed; on the next Business Day if transmitted by facsimile; and on the next Business Day, if timely delivered to an air courier guaranteeing overnight delivery.

(e) Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors, assigns and transferees of the Company, the Operating Partnership and the Initial Purchasers, including, without limitation and without the need for an express assignment, subsequent Holders; provided, however, that nothing herein shall be deemed to permit any assignment, transfer or other disposition of Registrable Securities in violation of the terms of the Purchase Agreement or the Indenture relating to the Notes or charter of the Company. If any transferee of any Holder shall acquire Registrable Securities, in any manner, whether by operation of law or otherwise, such Registrable Securities shall be held subject to all of the terms of this Agreement, and by taking and holding such Registrable Securities, such Person shall be conclusively deemed to have agreed to be bound by and to perform all of the terms and provisions of this Agreement and such Person shall be entitled to receive the benefits hereof.

(f) Mergers and other Change of Control Transactions. Nothing in this Agreement shall restrict the ability of the Company or the Operating Partnership to consummate a merger, reorganization or any transaction that is covered in the definition of the term “Change in Control” (as defined in the First Supplemental Indenture), and upon a Change in Control, all obligations of the Company and the Operating Partnership in this Agreement shall terminate except that the Company, the Operating Partnership and the successors, if any, shall remain obligated on those agreements of the Company and the Operating Partnership in Section 2(c) and 4 hereof.

(g) Third Party Beneficiaries. Each Holder shall be a third party beneficiary of the agreements made hereunder among the Company, the Operating Partnership and the Initial Purchasers, and the Initial Purchasers shall have the right to enforce such agreements directly to the extent it deems such enforcement necessary or advisable to protect its rights or the rights of Holders hereunder.

(h) Counterparts. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

(i) Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

(j) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. EACH OF THE PARTIES HERETO AGREES TO SUBMIT TO THE JURISDICTION OF THE STATE COURTS OF THE STATE OF NEW YORK OR THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA, IN EACH CASE, SITTING IN THE CITY OF NEW YORK, IN ANY SUCH SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE MATTERS CONTEMPLATED HEREBY, IRREVOCABLY CONSENTS TO, AND WAIVES ANY DEFENSE OF LACK OF, PERSONAL JURISDICTION AND IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO UNDER APPLICABLE LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT AND ANY CLAIM THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(k) Severability. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be affected or impaired thereby.

(l) Registrable Securities Held by the Company, the Operating Partnership or their respective Affiliates. Whenever the consent or approval of Holders of a specified percentage of Registrable Securities is required hereunder, Registrable Securities held by the Company, the Operating Partnership or any of their respective Affiliates shall not be counted in determining whether such consent or approval was given by the Holders of such required percentage.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

“Company”

SUNSTONE HOTEL INVESTORS, INC., a Maryland corporation

By:	/s/ Kenneth E. Cruse
Name:	Kenneth E. Cruse
Title:	Chief Financial Officer, Secretary, Treasurer

“Operating Partnership”

SUNSTONE HOTEL PARTNERSHIP, LLC, a Delaware limited liability company

By:	SUNSTONE HOTEL INVESTORS, INC.
Its Managing Member

/s/ Kenneth E. Cruse
Name:	Kenneth E. Cruse
Title:	Chief Financial Officer, Secretary, Treasurer

CONFIRMED AND ACCEPTED, as of the date first above written:

“Initial Purchasers”

BEAR, STEARNS & CO. INC.

By:	/s/ Paul S. Rosica
Authorized Signatory

Each for itself and as a Representative of the other Initial Purchasers named herein.